                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC  20549



                                SCHEDULE 13G/A
                                 (Rule 13d-102)



            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 1)


                             STARBUCKS CORPORATION
                             ---------------------
                                (Name of Issuer)


                      COMMON STOCK, NO PAR VALUE PER SHARE
                      ------------------------------------
                         (Title of Class of Securities)


                                  855244-10-9
                                  -----------
                                 (CUSIP Number)

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-----------------------                                  ---------------------
 CUSIP NO. 855244-10-9               13G/A                 PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON  HOWARD D. SCHULTZ
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only): N/A

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES OF AMERICA

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                          SOLE VOTING POWER
                     5
     NUMBER OF            3,037,520

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,037,520
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,037,520

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,037,520
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9
      3,037,520

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*: [_]
10


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
11
      3.5%

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      TYPE OF REPORTING PERSON*:
12
      IN

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                     *SEE INSTRUCTION BEFORE FILLING OUT!
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                                                                     PAGE 3 OF 4

ITEM 1.
     (A) NAME OF ISSUER:  Starbucks Corporation
     (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                    2401 Utah Avenue South
                    Seattle, Washington 98134

ITEM 2.
     (A) NAME OF PERSON FILING:  Howard D. Schultz
     (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                    2401 Utah Avenue South
                    Seattle, Washington 98134
     (C) CITIZENSHIP:  United States of America
     (D) TITLE OF CLASS OF SECURITIES:  Common Stock, No Par Value Per Share
     (E)  CUSIP NUMBER: 855244-10-9

ITEM 3.  FILINGS PURSUANT TO RULES 13D-1(B) OR 13D-2(B):  Not Applicable

ITEM 4.  OWNERSHIP.

          Please refer to Items 5-11 on the cover page of this Schedule 13G for beneficial ownership information as of December 31, 1997.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.
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                                                            PAGE 4 OF 4

ITEM 10.  CERTIFICATION.

          Not applicable.


                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 Date:  February 11, 1998


                                                 /s/ Howard D. Schultz
                                                 _____________________
                                                     Howard D. Schultz